Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-4

(Form Type)

SEAPORT GLOBAL ACQUISITION II CORP.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(f)(1)	12,000,000(3)	$10.68(4)	$128,160,000	0.00011020	$14,123.23
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$128,160,000		$14,123.23
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$14,123.23

(1)All securities being registered will be issued by Seaport Global Acquisition II Corp. (“SGII”), in connection with the Merger Agreement (as defined and described in the accompanying proxy statement/prospectus), which provides for, among other things, the merger of Lithium Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of SGII, with and into American Battery Materials, Inc., a Delaware corporation (“ABM”), with ABM surviving as a wholly-owned subsidiary of SGII (the “Merger”). As a result of the merger, the stockholders of ABM will receive a number of shares of SGII common stock based on an exchange ratio (the “Exchange Ratio”), the numerator of which is equal to the number of shares of SGII common stock equal to the quotient of (i) (A) $120,000,000, plus (B) Closing Date Cash, minus (C) the Closing Date Indebtedness, plus (D) the aggregate exercise price of all Company Warrants (excluding any Company Warrants that will terminate by their terms upon the Effective Time), divided by (ii) $10.00, and the denominator of which is equal to the number of outstanding shares of ABM, including shares issuable upon conversion of Company Convertible Notes (all capitalized terms in the Exchange Ratio as defined in the Merger Agreement). The holders of Specified Convertible Notes will receive a number of shares of SGII common stock determined by dividing all principal and accrued interest under such notes by the applicable conversion prices set forth in such notes. The holders of ABM options and warrants will receive SGII options and warrants equal to the number of shares of ABM Common Stock subject to the ABM options and warrants multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price of the ABM options and warrants divided by the Exchange Ratio.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Represents the aggregate number of shares of SGII common stock that may be issued in respect of issued and outstanding shares of SGII capital stock in the Merger.
(4)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) of the Securities Act, in respect of the SGII common stock to be issued to ABM stockholders, based on the average of the high and low prices of the SGII common stock on the Nasdaq Global Market on September 18 2023 (such date being within five business days of the date that this registration statement was first filed with the SEC).